Exhibit 10.2
August 26, 2010
Bakers Footwear Group, Inc.
2815 Scott Avenue, Suite C
St. Louis, Missouri 63103
Re:	Loan Arrangement with Bank of America, N.A.
Ladies and Gentlemen:
     Reference is made to a certain Second Amended and Restated Loan and Security Agreement dated as of August 31, 2006 (as amended and in effect, the “Loan Agreement”) between Bakers Footwear Group, Inc. (f/k/a Weiss and Neuman Shoe Co.) (the “Borrower”) and Bank of America, N.A. (the “Bank”). All capitalized terms used herein, and not otherwise defined, shall have the same meaning herein as in the Loan Agreement.
     The Borrower has advised the Bank that the Borrower intends to (i) issue a debenture in the original principal amount of $5,000,000 (the “Debenture”) to Steven Madden, Ltd. (the “Investor”), pursuant to a certain Debenture and Stock Purchase Agreement to be entered into between the Borrower and the Investor and (ii) grant security to secure its obligations under the Debenture pursuant to a certain Collateral Assignment of Lease (the “Assignment of Lease”) to be entered into by the Borrower in favor of the Investor.
     The issuance of the Debenture constitutes Indebtedness, as such term is defined in the Loan Agreement. Pursuant to Section 4.7 of the Loan Agreement, the Borrower may not incur any Indebtedness other than Indebtedness permitted under Section 4.7. The granting of a security interest in the Assignment of Lease constitutes an Encumbrance, as such term is defined in the Loan Agreement. Pursuant to Section 4.6 of the Loan Agreement, the Borrower may not grant Encumbrances on any of its property other than Permitted Encumbrances. The failure of the Bank to consent to the Debenture and the Assignment of Lease would cause an Event of Default pursuant to Section 10.3 of the Loan Agreement. The Borrower has requested that the Bank waive the requirements of Section 4.7 with respect to the Debenture and Section 4.6 with respect to the Assignment of Lease and any Event of Default that would arise pursuant to Section 10.3 of the Loan Agreement in connection with the incurrence of Indebtedness under the Debenture and the granting of a security interest under the Assignment of Lease, and that the Bank consent to the issuance of the Debenture and the incurrence by the Borrower of Indebtedness thereunder, and the Borrower entering into the Assignment of Lease and granting security thereunder.

Baker’s Footwear Group, Inc.
August 26, 2010

     The Borrower has further advised the Bank that, as a condition precedent to PEMG granting consent to the Borrower under the PEMG Financing to issue the Debenture and incur Indebtedness thereunder, PEMG will require that the Borrower prepay certain Indebtedness owed to PEMG pursuant to the PEMG Financing in the amount of $229,166.87, which prepayment shall occur on January 3, 2011 (the “Mandatory PEMG Prepayment”). Pursuant to the Subordination Agreement dated February 1, 2008 among the Borrower, the Bank and PEMG, the Borrower and PEMG may not amend the Subordinated Loan Agreement (as defined in the Subordination Agreement) to accelerate in any manner the dates upon which any principal or interest payment on the Subordinated Indebtedness (as defined in the Subordination Agreement) is due without the prior consent of the Bank. The Borrower has requested that the Bank consent to the amendment to the Subordinated Loan Agreement to permit the Borrower to make the Mandatory PEMG Prepayment.
     The Bank hereby acknowledges and agrees that:
1.	Pursuant to the foregoing, the Bank hereby consents to the issuance of the Debenture by the Borrower and the incurrence by the Borrower of Indebtedness pursuant thereto, and hereby waives the requirements of Section 4.7 of the Loan Agreement with respect to the incurrence by the Borrower of Indebtedness under the Debenture and any Event of Default that would arise pursuant to Section 10.3 of the Loan Agreement in connection therewith, and the Bank hereby consents to the Borrower entering into the Assignment of Lease and granting security thereunder, and hereby waives the requirements of Section 4.6 of the Loan Agreement with respect to the granting of a security interest by the Borrower under the Assignment of Lease and any Event of Default that would arise pursuant to Section 10.3 of the Loan Agreement in connection therewith; provided that, the Investor shall have entered into a subordination agreement with respect to the Debenture in form and substance reasonably satisfactory to the Bank; and provided further that all proceeds received by the Borrower from the Investor in connection with the issuance of the Debenture shall immediately be paid to the Bank for application to the Liabilities pursuant to the Loan Agreement.
2.	Pursuant to the foregoing, the Bank hereby consents to the amendment to the Subordinated Loan Agreement to permit the Borrower to make the Mandatory PEMG Prepayment; provided that, at the time that the Mandatory PEMG Prepayment is made, no Default or Event of Default shall have occurred and be continuing.
3.	The consent provided herein relates solely to the Debenture and the Assignment of Lease as set forth in Section 1 above, and the amendment to the Subordinated Loan Agreement as set forth in Section 2 above, and shall not be deemed a continuing consent or a waiver of any other provision of the Loan Agreement, the Subordination Agreement or any other Loan Document.
4.	All terms and conditions of the Loan Agreement, the Subordination Agreement and the other Loan Documents remain in full force and effect.

Baker’s Footwear Group, Inc.
August 26, 2010

     If you have any questions, please do not hesitate to contact us.

Very truly yours, BANK OF AMERICA, N.A., as Bank
By:	/s/ Christine Scott
	Name:	Christine Scott
	Title:	Senior Vice President